Exhibit 99.2

DURECT Corporation Announces Closing of LACTEL® Absorbable Polymer Product Line Sale to Evonik and Receipt of $15 Million

CUPERTINO, Calif., January 4, 2021 /PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) today announced that the sale of the LACTEL product line to Evonik closed and the $15 million payment was received on December 31, 2020.

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. DUR-928, the company's lead drug candidate is in clinical development for the potential treatment of alcohol-associated hepatitis (AH) for which FDA has granted a Fast Track Designation, COVID-19 patients with acute liver or kidney injury, and non-alcoholic steatohepatitis (NASH). DURECT's proprietary drug delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs. One late-stage product candidate in this category is POSIMIR® (bupivacaine sustained-release solution), an investigational locally-acting, non-opioid analgesic intended to provide up to three days of continuous pain relief after surgery. For more information about DURECT, please visit www.durect.com and follow us on Twitter https://twitter.com/DURECTCorp.

DURECT Forward-Looking Statement

The statements in this press release regarding clinical development plans for DUR-928, including the potential use of DUR-928 to treat AH and other acute organ injuries, including in COVID-19 patients, as well as chronic liver diseases, such as NASH, and the potential use of POSIMIR to provide pain relief after surgery are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that the start of the AHFIRM trial or other trials will be delayed due to COVID-19 or other factors, that the AHFIRM trial will take longer than expected and may not replicate results from earlier trials, that the clinical trial of DUR-928 in COVID-19 patients is delayed or stopped because of changes to the standard of care, the availability of alternative therapies, required protocol changes or lack of available patients, the risk that clinical trials of DUR-928 do not demonstrate the safety or efficacy of DUR-928 in a statistically significant manner, the risk that the FDA will not approve POSIMIR or approve POSIMIR with a limited label, the risk that additional time and resources may be required for development, testing and regulatory approval of DUR-928 or the Company's other product candidates, potential adverse effects arising from the testing or use of our drug candidates, our potential failure to maintain our collaborative agreements with third parties and risks related to our ability to obtain capital to fund operations and expenses. Further information regarding these and other risks is included in DURECT's Form 10-Q filed on November 3, 2020 under the heading "Risk Factors."

NOTE: POSIMIR® and SABER® are trademarks of DURECT Corporation.  Other referenced trademarks belong to their respective owners.  DUR-928 and POSIMIR are investigational drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

Corporate ContactMedia Contact

Mike Arenberg Mónica Rouco Molina, PhD

DURECTLifeSci Communications
Chief Financial Officer+1-929-469-3850

+1-408-346-1052mroucomolina@lifescicomms.com

mike.arenberg@durect.com

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